Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 33-16539, 33-37173, 33-43155, 33-85270, 33-94438, 333-00855, 333-11385, 333-11387, 333-11389, 333-25953, 333-48533, 333-48535, 333-46867, 333-62673, 333-45053, 333-66857, 333-73007, 333-76233, 333-80281, 333-85135, 333-88586, 333-98735, 333-101331 and 333-110664 of Stratex Networks, Inc. on Form S-8 of our reports dated June 14, 2005, related to the consolidated financial statements and financial statement schedule of the Company and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Stratex Networks, Inc. for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 14, 2005